Exhibits 5 and 23(a)

LETTERHEAD

January 5, 2005

Texas Industries, Inc.

1341 W. Mockingbird Lane

Dallas, Texas 75247

Re:	Registration Statement on Form S-8 of Texas Industries, Inc.

Relating to the Issuance of Shares of Common Stock Pursuant to the Texas Industries, Inc. 2004 Omnibus Equity Compensation Plan

Ladies and Gentlemen:

I have acted as counsel to Texas Industries, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”“) under the Securities Act of 1933, as amended (the “Act”), relating to the offering of up to 2,500,000 shares of the Company’s Common Stock, par value $1.00 per share, pursuant to the provisions of the Texas Industries, Inc. 2004 Omnibus Equity Compensation Plan (the “Plan”). I have examined such records, documents, statutes and decisions as I have deemed relevant in rendering this opinion.

I am of the opinion that when:

(a)	the applicable provisions of the Act and of State securities or blue sky laws shall have been complied with;

(b)	the Company’s Board of Directors shall have duly authorized the issuance of the Shares; and

(c)	the Shares shall have been duly issued and paid for in an amount not less than par value of $1.00 per share in accordance with the terms of the Plan,

the Shares will be legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Frederick G. Anderson
Frederick G. Anderson, Esq.

8